Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals to Present at the H.C. Wainwright Ophthalmology Virtual Conference

Vancouver, BC – August 12, 2021 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a clinical-stage company developing cannabinoid-based pharmaceutical drug candidates as well as manufacturing technologies for pharmaceutical-grade rare cannabinoids, today announced that Eric. A. Adams, President and CEO, and Dr. Eric Hsu, Senior Vice President of Pre-Clinical Research & Development, will present at H.C. Wainwright Ophthalmology Virtual Conference on Tuesday, August 17, 2021.

Mr. Adams and Dr. Hsu will provide an overview of InMed’s ocular program including INM-088, a topical eye drop formulation under development for the treatment of glaucoma. The active pharmaceutical ingredient (“API”) in INM-088 is cannabinol, also known as CBN, a rare cannabinoid showing promise in its potential to provide neuroprotection and to reduce intraocular pressure of the eye.

The on-demand presentation will be available at 7:00 a.m. ET on August 17, 2021 and can be accessed from the HC Wainwrights events platform at https://journey.ct.events/view/8bb508fa-05c0-42dd-87aa-e856330568ab. An archived replay of the presentation will be available on the Company’s website immediately following the conference for 90 days.

InMed’s management team will also be conducting meetings with institutional investors throughout the conference. To schedule a meeting, please contact your H.C. Wainwright representative or register for the event at HCW Events.

Information on this event will also be posted on InMed’s event page, which can be found at: www.inmedpharma.com/about/events.

About InMed: InMed Pharmaceuticals is a clinical-stage company developing a pipeline of cannabinoid-based pharmaceutical drug candidates, initially focused on the therapeutic benefits of cannabinol (“CBN”), and is developing IntegraSyn™ to produce pharmaceutical-grade cannabinoids. The Company is dedicated to delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1 604 416 0999

E: cclancy@inmedpharma.com

Edison Group:

Joe Green/Laine Yonker

T: +1.646.653.7030/+1.646.653.7035

E: jgreen@edisongroup.com / lyonker@edisongroup.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: presenting at H.C. Wainwright Ophthalmology Virtual Conference; developing INM-088 for the treatment of glaucoma; INM-088 showing the potential to provide neuroprotection and to reduce intraocular pressure of the eye; developing IntegraSyn™ to produce pharmaceutical-grade cannabinoids; and developing a pipeline of cannabinoid-based pharmaceutical drug candidates. All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.